EXHIBIT 99.1

LENOX GROUP EXPANDS BOARD; APPOINTS CONRAD L. BRINGSJORD TO BOARD OF DIRECTORS

Files Proxy Statement for 2007 Annual Meeting Scheduled for May 16

EDEN PRAIRIE, Minn., April 16, 2007 -- Lenox Group Inc. (NYSE:LNX), a leading tabletop, collectible and giftware company, today announced that Conrad L. Bringsjord, Senior Managing Director and Senior Portfolio Manager of Clinton Group, Inc., has been appointed to the Lenox Board of Directors, effective April 13, 2007, expanding the Board from seven to eight members.

Bringsjord serves as head of Corporate Finance and Trading Strategies for Clinton Group, Inc., a position that he has held since 2006. He brings more than 20 years of strong financial expertise to the Lenox Board. Clinton Group, Inc. is an SEC-registered investment advisor, founded in 1991, which manages $1.3 billion for accredited domestic and offshore clients and approximately $6 billion in collateralized debt obligations. Clinton Group owns approximately 11.6% of the outstanding shares of common stock of Lenox Group Inc.

Bringsjord is one of the eight director-nominees to be considered for election to the Lenox Board at the Company’s annual stockholders meeting on May 16. The Board is also commencing a search for another independent director with appropriate expertise to serve on the Board.

Bringsjord received a BA in Economics from Brown University, an MS in Accounting from New York University’s Stern Graduate School of Business, and an MBA from the Wharton School of Business at the University of Pennsylvania.

Additional Information about the Annual Meeting

On April 13, 2007, Lenox Group filed its proxy statement for its 2007 Annual Meeting with the Securities and Exchange Commission (the "SEC") and began mailing it to its stockholders. The proxy statement contains information about Lenox Group and the matters to be considered at the 2007 annual meeting of stockholders, including the election of directors. Stockholders are urged to read the proxy statement carefully, as it contains important information that stockholders should consider before making a decision regarding the election of directors and the other matters to be acted on at the annual meeting.

In addition to receiving the proxy statement from Lenox Group in the mail, stockholders will be able to obtain the proxy statement, as well as other filings containing information about Lenox Group, without charge, at the SEC’s web site (http://www.sec.gov). Documents filed with the SEC by Lenox Group will also be available free of charge at http://www.lenoxgroupinc.com. Stockholders will be able to obtain copies of these documents without charge by requesting them in writing from Lenox Group Inc., 1414 Radcliffe Street Bristol, PA 19007 Attn: Corporate Secretary.

About Lenox Group Inc.

Lenox Group Inc. is a market leader in quality tabletop, collectible and giftware products sold under the Lenox, Department 56, Dansk and Gorham brand names. The company sells its products through wholesale customers who operate gift, specialty and department stores in the United States and Canada, company-operated retail stores, and direct-to-the-consumer through catalogs, direct mail, and the Internet.

Contact:

Timothy J. Schugel

Lenox Group Inc.

Tel: 952-944-5600